Exhibit 2.2

(#150)

DEAN HELLER
Secretary of State

292 North Carson Street
Carson City, Nevada 89701-4201
(775) 684 5708

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Office Use Only: FILED # C2197-90

JAN 2 9 2003

IN THE OFFICE OF
Dean Heller
DEAN HELLER, SECRETARY OF STATE

Important: Read attached instructions before completing

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
- Remit in Duplicate -

1. Name of corporation: MICRO-ECONOMICS, INC.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE V

AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have the authority to issue is 50,000,000, having a par value of $0.001 (1 mill) per share. The total capitalization of the Corporation shall be $50,000.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 960,400 *

4. Officer Signature (Required):

Myrtle Nielson, Pres. 1/28/03

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

01/29/2003 10:32A ML0250 FY03-000-53586